Exhibit 99.1

NEWS RELEASE	21062 Bake Parkway Lake Forest, CA 92630 888-822-2660 Fax: 949-597-0662
CONTACT: Norris Battin The Cooper Companies, Inc. ir@coopercompanies.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES REPORTS SECOND QUARTER 2006 RESULTS

LAKE FOREST, Calif., June 6, 2006 — The Cooper Companies, Inc. (NYSE: COO) today reported results for its second fiscal quarter ended April 30, 2006. On January 6, 2005, Cooper completed the acquisition of Ocular Sciences, Inc. and Ocular’s results are included from that date forward.

Second Quarter Highlights

•	Revenue $211.4 million, 1% above the second quarter of 2005 in constant currency, and 2% below last year as reported.

•	Reported EPS 30 cents. These EPS results include costs associated with stock option expense, acquisition and restructuring expenses (including identified restructuring and integration costs, manufacturing and distribution start-up costs, losses and costs associated with corneal health product lines that we are phasing out and an acquired in-process research and development charge), litigation expenses related to intellectual property and securities litigation and foreign exchange losses. These costs, detailed below, totaled $17.4 million net of tax benefits, or 37 cents per diluted share and were not included in our prior guidance.

Commenting on the quarter’s performance, A. Thomas Bender, Cooper’s chairman and chief executive officer said, “Our revenue and related earnings growth in the second quarter was impacted primarily by CooperVision’s (CVI) performance in Japan, where sales declined 29% from last year, approximately $7 million below expectations. Our inability to meet demand for new packaging for our single-use lenses caused most of this weakness. In addition, we faced a successful competitive new product launch and have not as yet introduced our new two-week spherical and single-use toric lenses in that market.

“Second half revenue growth in Japan is expected to improve as we are now shipping single-use lenses in the new packaging. We have recently received clearance from the Japanese health authorities to launch a mid-water content two-week disposable lens and a single-use toric, both of which we expect to introduce in the third fiscal quarter. As these new products become available, we believe that our market share growth will resume.

“In the United States, disposable lens sales grew 15% over first fiscal quarter 2006 and 9% over last year’s second quarter, in line with expectations. In May, we increased our Biomedics XC™ manufacturing and packaging capacity, and we can now begin to meet anticipated demand in the United States and also launch Biomedics XC™ globally, more than a quarter ahead of schedule. We also plan to launch several new products in the second half of the year.

“The Ocular integration continues on target and our focus is now on generating distribution and manufacturing efficiencies. Savings from the recently announced staff reductions and the initial consolidation of distribution centers will begin in the third fiscal quarter, and by the end of fiscal 2006, we expect $14 million in annualized savings.”

Looking ahead to 2007, Bender noted, “The CVI manufacturing capacity build is on schedule. We expect to exit fiscal 2006 with the capacity to sell $40 million in silicone hydrogel lenses during fiscal 2007, more than five times the anticipated fiscal 2006 capacity, and we expect to continue to increase silicone hydrogel capacity throughout 2007.

“In addition to the four new products CVI has introduced so far this year, our upcoming new product launches remain on schedule. During the next 18 months we plan to launch eight additional new products. Expanded manufacturing capacity will allow accelerated revenue growth, and we are on track to reduce our 21 distribution centers in Europe and the United States to only five, substantially reducing our cost to serve.

“We continue to expect that we will exit 2007 with $50 million of annualized cost savings, plus more than $10 million annualized tax savings from a lowered effective tax rate, from the integration of Ocular and CVI as we move forward with converting Proclear® production onto the Gen II platform and completing the distribution consolidation.”

Discussion of Non-GAAP Financial Measures

Cooper Management evaluates and makes operating decisions using various performance measures. In addition to our results in accordance with GAAP, we also consider non-GAAP results as important supplemental financial measures in evaluating our ongoing core operating performance.

Items excluded from GAAP earnings to arrive at non-GAAP earnings and guidance consist of stock option expense and other items that Management does not consider as part of our core operating performance, including acquisition and restructuring expenses (including identified restructuring and integration expenses, manufacturing and distribution start-up costs, losses and costs associated with corneal health product lines being phased out and acquired in-process research and development charges), litigation expenses related to intellectual property and securities litigation, foreign exchange gains and losses and the write-off of deferred financing costs (which did not occur in the second fiscal quarter).

Management uses this view of its operating performance for purposes of comparison with its business plan, allocation of resources and when evaluating potential acquisitions. These items, other than currency losses, are also excluded in measuring our performance under our credit agreement covenants. Management believes that, by presenting the results of operations in such a manner, it enables investors, as well as Management, to evaluate operations period-to-period on an apples-to-apples basis. More specifically:

•	Stock option expense consists of expenses associated with stock option grants to employees and directors as required under SFAS No. 123R, “Share-Based Payments.” While stock-based compensation constitutes an ongoing and recurring expense, it is not an expense that typically requires cash settlement by the Company, is subject to significant variability from period to period (dependent on the timing of grant issuance, potentially impacted by acquisitions and subject to changes in computational variables) and is being recognized on a prospective basis thereby resulting in current results not being comparable between 2006 and prior periods. We, therefore, exclude these charges for purposes of evaluating our core operating performance.

•	Acquisition and restructuring expenses consist of the following items:

•	Identified restructuring and integration expenses consist of charges to cost of sales and operating expenses, and primarily relate to the integration of Ocular into CVI. Identified restructuring and integration costs relate to integrating duplicate facilities, expanding utilization of preferred manufacturing and distribution practices and integrating the worldwide sales, marketing and administrative functions. We adjust for these costs because they are incurred as part of our three-year Ocular integration plan and are not included in the company’s core business operating plan.

•	Manufacturing and distribution start-up costs also primarily relate to the integration of Ocular and CVI and consist of costs associated with consolidating distribution centers, relocation of production between manufacturing sites to optimize production output and cost inefficiencies associated with the development of new manufacturing platforms. As a part of the three-year Ocular integration plan, we are incurring additional costs associated with restructuring duplicative manufacturing locations (product manufactured in multiple facilities until the ultimate designated location is ready for operation), restructuring duplicative distribution locations (product stored and shipped from multiple locations while centralized locations are made operational) and developing new manufacturing technologies, specifically silicone hydrogel manufacturing. We adjust for these costs because once the specific integration activities have been completed and new technology manufacturing techniques have been applied, the costs will be eliminated. Management does not include these costs in our core operating business plan.

•	Losses and costs associated with corneal health product lines being phased out consist of net operating losses associated with product lines being phased out and the write-off of associated unrealizable net assets.

•	Acquired in-process R&D charges are largely disregarded as acquisition decisions are made and often result in charges that vary significantly in size and amount depends upon the results of the appraisal process, which may take up to twelve months following an acquisition. Management adjusts for these expenses because they are excluded when evaluating the impact of an acquisition transaction on ongoing performance.

•	We adjust for identified litigation expenses associated with certain intellectual property and securities litigation because these expenses have not been part of our normal or recurring operations. Cooper filed suit claiming patent infringement to protect its intellectual property, sought a declaratory judgment that CVI does not infringe any valid claims of a competitor’s patents and is incurring expenses associated with securities litigation. Internally, Management does not consider expenses associated with these cases, which are unusual in the Company’s history, when evaluating core operating performance.

•	We adjust for foreign exchange gains or losses because a majority of our business is performed outside of the United States, and while we attempt to mitigate the impact of foreign currency fluctuations, we cannot control them. We evaluate our business performance on a constant currency basis (fixed exchange rates) and do not consider exchange gains or losses to be a part of our internal operating performance.

Specific amounts for these items in the second quarters of 2005 and 2006 are listed below under “Reconciliation of Non-GAAP Earnings to GAAP Net Income.”

Operating results adjusted for these items should not be considered an alternative to any performance measure derived in accordance with GAAP. We present these items because we consider their disclosure an important supplemental measure of our performance. In evaluating our non-GAAP earnings and our non-GAAP guidance, investors are cautioned that in the future we expect to incur expenses similar to those for which we make adjustments in the presentation of non-GAAP earnings. Our presentation of non-GAAP earnings and guidance should not be construed as an inference that our future results will be unaffected by similar items or non-recurring or unusual charges.

Our non-GAAP earnings have limitations as an analytical tool, including:

•	they do not reflect the cost of our stock options and other stock-based compensation, which are and will continue to be important components of our overall compensation package for employees and directors;

•	they do not reflect the impact of the significant costs we have incurred and are continuing to incur in integrating Ocular, and we may incur significant integration costs and other restructuring charges in future acquisitions;

•	they do not reflect the costs associated with the development of new manufacturing technologies, specifically silicone hydrogel manufacturing and of phasing out product lines that are being eliminated;

•	they do not reflect the costs associated with our pending intellectual property and securities litigation, which we expect to be significant but which are difficult to predict; and

•	they may not be useful to compare to other companies, including companies in our industry, that may calculate these measures differently.

Moreover, the impact of many of these excluded items (particularly litigation and restructuring) on our guidance is difficult to quantify because of the significant uncertainty in the timing such events will occur and the variability of possible outcomes. These items could be material.

We compensate for these limitations by relying primarily on our GAAP results and focusing on non-GAAP earnings supplementally.

Guidance

Cooper is providing GAAP and non-GAAP EPS guidance as set forth below. We have updated revenue and EPS guidance for fiscal 2006 and 2007. The updated guidance reflects current estimates of new product acceptance and related capacity constraints and assumes no major changes in foreign currency exchange rates. EPS guidance for both years assumes a 12.5% effective tax rate.

•	Cooper now expects fiscal 2006 revenue of $878 million to $911 million. Previous 2006 revenue guidance was $908 million to $936 million.

Cooper now expects GAAP EPS of $1.82 to $2.90 and non-GAAP EPS of $2.85 to $3.20. Previous non-GAAP EPS guidance was $3.40 to $3.60. The range of our expected GAAP EPS results is significant and difficult to predict due to uncertainty in the timing and the variability of possible outcomes for the items identified above. A reconciliation of our fiscal 2006 GAAP to non-GAAP EPS guidance follows:

	EPS Range
	Low	High
GAAP EPS guidance	$1.82	$2.90
Stock option expense	0.30	0.25

	2.12	3.15
Other identified items discussed above	0.73	0.05

Non-GAAP EPS guidance	$2.85	$3.20

•	CooperVision (CVI), the Company’s contact lens business, expects fiscal 2006 revenue of $755 million to $785 million, an organic constant currency growth rate of 3% to 9% versus the prior year. Previous revenue guidance for CVI was $785 million to $810 million.

The $25 million to $30 million reduction in CVI revenue guidance primarily reflects lower sales due to manufacturing conversion and ramp up issues that have resulted in capacity constraints on new products introduced primarily in Japan and to a lesser extent in the United States.

•	CooperSurgical (CSI), the Company’s women’s healthcare medical device business, expects fiscal 2006 revenue of $123 million to $126 million, the same as previous guidance.

•	For fiscal 2007, Cooper expects revenue of $948 million to $1.0 billion. Previous 2007 revenue guidance was $998 million to $1.05 billion. The reduction of $50 million from previous guidance reflects expected lower CVI new product sales in Japan and lower sales in the United States before we reach full capacity. Cooper expects non-GAAP EPS of $3.35 to $4.00 (excludes stock option expense estimated to be 35 cents to 40 cents per share). Previous non-GAAP EPS guidance was $3.90 to $4.30 (stock option expense excluded was estimated to be 35 cents per share). We are not presenting revised 2007 guidance on a GAAP basis due to the difficulties in predicting the timing and scope of our non-core charges, particularly litigation and integration and restructuring expenses.

The range of expected results of these identified items, other than stock option expenses, is significant due to uncertainty in the timing such events will occur and the variability of possible outcomes. As a result, GAAP EPS could vary significantly from guidance.

Cooper has adopted the emerging practice of providing only fiscal year revenue and earnings guidance.

Second Quarter Fiscal 2006 Revenue and Expense Summary

Cooper’s second quarter revenue of $211.4 million was 1% above last year’s second quarter in constant currency, 2% below last year as reported. Revenue was below expectations due to our inability to meet demand for new products in Japan.

Reported gross margin was 62% compared with 61% in the prior year’s quarter. For 2006, these results reflect costs, as described above, including acquisition and restructuring costs, costs related to disruptions in manufacturing associated with the conversion of single-use lenses to improved packaging in a strip blister format, the relocation of Proclear® manufacturing from Norfolk, Va. to Southampton in the United Kingdom, costs associated with product lines being phased out and start-up costs for our new silicone hydrogel products. These costs amounted to $2.7 million in the second fiscal quarter of 2006 or 1% of sales. For 2005, these costs amounted to $8.4 million or 4% of sales.

Selling, general and administrative expense (SG&A), including $3.1 million for stock option expense (1% of sales) in 2006 and none in the prior year due to the adoption of SFAS 123R using the modified prospective method, grew 11% and was 42% of sales, compared with 37% in last year’s second quarter. The 2006 results also include costs associated with the rationalization of CVI’s distribution centers in Europe and the United States from 21 to 5 locations, litigation expenses relating to intellectual property matters, costs associated with product lines being phased out and certain restructuring costs. These costs including stock option expense amounted to $6.7 million or 3% of sales. None of such costs affected the prior year period.

Corporate expenses, including $1.7 million for stock option expense (1% of sales) and $300,000 of securities litigation expense, increased to $7.2 million, or 53% over the second quarter of 2005. The 2006 corporate expenses include stock option expense and expenses related to securities litigation. These combined costs amounted to $2 million (1% of sales), and without these costs corporate expenses would have increased 11%, reflecting increased costs to comply with corporate governance requirements and continuing costs to maintain Cooper’s global trading arrangement.

Second fiscal quarter 2006 research and development expense was $13.9 million, which includes a charge for acquired in-process R&D associated with the acquisition of NeoSurg Technologies, Inc. (NeoSurg) in the first quarter of fiscal 2006, costs associated with corneal health product lines being phased out and stock option expenses. These costs amounted to $8.7 million or 4% of sales. R&D expense before these costs would have been 2% of sales, the same as in the second quarter of 2005 on a comparable basis. CVI’s R&D activities included programs to develop disposable silicone hydrogel products, product lines utilizing proprietary PC Technology™ and expansion of single-use product lines.

Operating income was 12% of sales for the quarter. After giving effect to the costs identified above, which amounted to $18.9 million in the quarter or 9% of sales, operating income was 21% of sales compared to 24% in last year’s second quarter.

Interest expense declined 3% from the second fiscal quarter of 2005 reflecting the terms of the amended credit agreement, executed in the first quarter of 2006, which reduced interest expense by $2 million annually and expanded borrowing capacity by $250 million. Other expenses of $1.1 million include $900 thousand of foreign exchange losses.

The effective tax rate for the quarter (provision for taxes divided by income before taxes) was 12.1%, compared with 20.9% for the second quarter of 2005, reflecting increased business in lower tax jurisdictions.

Change in Accounting for Stock Options

The Company has adopted the new accounting requirements for expensing stock options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) using the modified prospective method. Therefore, prior periods have not been restated and are not comparable. These new accounting requirements reduced second quarter results by $3.3 million, or 6 cents per share. Our non-GAAP guidance excludes 25 cents-30 cents per share for stock option expenses in fiscal year 2006 and 35 cents to 40 cents in fiscal year 2007.

Balance Sheet and Cash Flow Highlights

•	At the end of the second fiscal quarter, Cooper’s days sales outstanding (DSO) decreased to 61 days from 68 days at the end of the first quarter and 62 days a year ago. Cooper expects future DSO in the upper 60’s to low 70’s.

•	Inventory months on hand was 8.0 months at the end of the fiscal quarter, versus 7.1 months at last year’s second quarter, and 7.8 months at this year’s first fiscal quarter, in line with expectations, as inventory is built to support new product launches and distribution center consolidations.

•	Capital expenditures were $39.6 million in the quarter, primarily to expand manufacturing capacity, consolidate distribution centers and to continue the rollout of new information systems in selected locations.

Cooper expects capital expenditures in fiscal 2006 of about $150 million to $160 million, about 70% for expanded manufacturing capacity, about 20% for Gen II conversion and distribution center consolidation and about 10% for information technology.

•	Depreciation and amortization was $15.1 million for the quarter.

CooperVision Business Details

First Half Key Accomplishments

During the first half of fiscal 2006, CVI:

•	Launched Biofinity™, CVI’s monthly silicone hydrogel spherical lens, in Europe. A limited rollout of Biofinity™ is scheduled to begin mid-year calendar 2006 in the United States with a full introduction anticipated by the end of calendar 2006.

•	Launched Biomedics XC™ in the United States to compete in the two-week spherical lens market and increased XC manufacturing capacity three fold since January 2006 by moving Proclear® sphere manufacturing from Norfolk, Va. to the United Kingdom. This allowed for a product launch in Europe in May, earlier than the first fiscal quarter 2007 planned launch.

•	Launched an improved Biomedics™ single-use spherical lens outside the United States. Capacity has more than doubled to an annualized 150 million lens run rate during the second fiscal quarter and is targeted to achieve an annualized 400 million lens run rate by February 2007.

•	Introduced a second base curve for Proclear® Toric allowing more patients to be fit with this lens. Second quarter Proclear® Toric revenue increased 47% over the prior year and 14% over the first quarter in constant currency.

•	Completed the first automated silicone hydrogel production line at CVI’s Southampton facility in the United Kingdom. Four of these lines are expected in production by the end of fiscal 2006 with a capacity of 1.5 million lenses per month when fully operational.

•	In Japan, received clearance from the Japanese ministry of health for CVI’s aspheric design 55% water content sphere that will compete in the two-week segment of the spherical market and for a new single-use toric lens. Both products will be launched before the end of the third fiscal quarter.

•	Closed and subleased the Ocular Concord, Calif. and Reliant Close (UK) facilities ahead of schedule, consolidated the Albuquerque, N.M. manufacturing into Scottsville, N.Y. and completed the build out of the 240 thousand square foot distribution center in Henrietta, N.Y., targeted to be fully operational by August 2006.

•	Filed suit claiming patent infringement to protect its intellectual property and sought a declaratory judgment that CVI does not infringe any valid claims of a competitor’s patents.

Silicone Hydrogel Market Update

About two-thirds of worldwide silicone hydrogel revenue is generated in the United States. During calendar 2005, according to independent market research data, silicone hydrogel lenses accounted for 27% of soft contact lens revenue in the U.S.; 30% in the third quarter and 31% in the fourth quarter. Silicone hydrogel lenses were 34% of soft contact lens revenue in the U.S. for the first calendar quarter of 2006.

According to Health Product Research estimates, silicone hydrogel lenses accounted for 30% of total patient visits to contact lens practitioners in the United States during the first calendar quarter of 2006 compared with 28% in the fourth quarter of calendar 2005. Silicone hydrogel lenses accounted for 32% of new patient visits in the fourth quarter of calendar 2005 and 35% of new visits in the first calendar quarter of 2006. Silicone hydrogel toric lenses accounted for 21% of new patient visits in the third quarter of calendar 2005, 24% in the fourth quarter and 25% in the first quarter of calendar 2006.

CooperVision Worldwide Revenue Highlights for Second Quarter Fiscal 2006

•	CVI’s worldwide revenue of $181.7 million declined 4% over last year’s second quarter – 1% in constant currency.

•	CVI’s core product lines — specialty lenses (toric, cosmetic and multifocal lenses) plus PC Technology™ brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses – reported second quarter revenue of $114.6 million, grew 8% in constant currency and accounted for 64% of its soft lens business.

•	Sales of toric lenses, which correct astigmatism, reported second quarter revenue of $64.2 million, increased 7% in constant currency and accounted for 35% of CVI’s soft lens business. Disposable toric products grew 12% in the quarter in constant currency and now represent about 80% of CVI’s worldwide toric sales.

•	Single-use lenses had sales of about $19 million during the quarter, down 4% in constant currency from the same period in 2005 as CVI is in the process of converting this product to new packaging, which is currently capacity constrained.

CVI Selected Revenue Data for Major Product and Geographic Categories

In Constant Currency

	% CVI Revenue 2Q06	% Change 2Q06 vs. 2Q05
Total worldwide soft contact lenses	100	(1)
Total core products*	66	11
Total disposable lenses (1 day, 2 week, 1 month wear)	88	+1
US disposable	84	+9
OUS disposable	91	(4)
Total spherical lenses (ex single-use)	46	(9)
US spherical	47	+1
OUS spherical	45	(15)
Disposable spherical lenses (93% of spherical revenue)	53	(7)
US disposable spherical	44	+4
OUS disposable spherical	60	(11)
Total single-use spherical lenses	11	(4)
Total toric lenses	35	+7
US toric	45	+4
OUS toric	28	+11
Disposable toric lenses (80% of toric revenue)	28	+12
US disposable toric	33	+10
Multifocal lenses	5	+35
Proclear® lenses	18	+31
US Proclear®	17	+40
OUS Proclear®	18	+26
Americas region	49	+2
European region	37	+3
Asia-Pacific region	14	(18)

*	Specialty lenses (toric, cosmetic and multifocal lenses) plus PC Technology™ brand spherical lenses, silicone hydrogel spherical lenses and single-use lenses

New Products

CVI has introduced these new products so far this fiscal year:

•	Biofinity™ silicone hydrogel monthly sphere in Europe

•	Biomedics XC™ two-week disposable sphere in the United States and Germany

•	A second base curve of Proclear® Toric

•	Single-use sphere in new blister package

In Japan, two products are scheduled for launch in the third fiscal quarter:

•	Single-use toric (methafilcon material)

•	Aspheric design, two-week wear 55% water content sphere

Except for the accelerated introduction of Biomedics XC™ into Europe and the Asia-Pacific region, launch dates for planned additional new products have not changed since last reported on March 7, 2006. The schedule for the introduction of CVI new products for the remainder of calendar 2006 and for 2007 and 2008 is as follows:

Introduction Date (calendar year)	Product Description	Market	Comments

2H06	Biofinity™ silicone hydrogel sphere	United States	Second generation monthly product

	Biomedics® Multifocal EP (Emerging Presbyope)	United States	Disposable 2 week product

	Proclear® disposable toric multifocal	United States	First disposable product in its class

	Single-use sphere with PC Technology™	United States	Premium single-use lens enhances wearer comfort

	Proclear® disposable toric XR	United States	Expands parameters of Proclear® toric

	Biomedics XC™ two-week disposable sphere with PC Technology™	Asia-Pacific Europe	Favorable clinical profile versus competitive silicone hydrogels—timing advanced from 2007

2007	Single-use sphere with PC Technology™	Europe	Premium single-use lens enhances wearer comfort

	Single-use multifocal with PC Technology™	United States	First premium single-use multifocal

	Silicone hydrogel toric	United States Europe	CVI’s second generation silicone hydrogel

	Silicone hydrogel sphere plus PC Technology™	United States	CVI’s third generation silicone hydrogel using PC Technology™

2008	Single-use sphere with PC Technology™	Japan	Premium single-use lens enhances wearer comfort

Distribution Center Rationalization

CVI is in the process of reducing its United States and European distribution system from 21 centers to 5; one in the U.S. in Rochester N.Y., one in the United Kingdom and three in continental Europe. The U.S. consolidation is scheduled for completion by the end of August 2006 and the U.K. consolidation by the end of October 2006. The continental Europe consolidation is now underway and is expected to be completed during the next 18 months. CVI expects to save more than $10 million annually as a result of the distribution center consolidation program.

CVI Second Quarter Expenses

CVI’s gross margin was 63% compared with 61% in the second quarter of 2005. For 2006, these results reflect costs, as described above, including stock option expense and acquisition and restructuring costs, which include costs related to disruptions in manufacturing associated with the conversion of single-use lenses to improved packaging in a strip blister format, the relocation of Proclear® manufacturing from Norfolk, Va. to Southampton in the United Kingdom, costs associated with product lines being phased out and start-up costs for our new silicone hydrogel products. These costs amounted to $2.7 million in the second fiscal quarter or 1% of sales. For 2005, non-core restructuring costs amounted to $8.4 million or 5% of sales. Manufacturing inefficiencies associated with the ramp up of new products and plant realignment activities are expected to continue in the second half of the year.

CooperVision’s SG&A expense grew 8% during the quarter as revenue declined 4%. The 2006 results also include stock option expense, costs associated with the rationalization of CVI’s distribution centers in Europe and the United States, litigation expenses relating to intellectual property matters, costs associated with product lines being phased out and certain restructuring costs. These costs amounted to $4.2 million, and represented all but 2% of CVI’s SG&A expense growth in the quarter. None of such costs affected the prior year period. Remaining costs grew primarily due to costs associated with new product selling programs incurred ahead of their launch. SG&A expenses in the second half of the year as a percent of revenue, on a comparable basis, are expected to decline, reflecting anticipated new product sales, consolidation of U.S. distribution centers and the realignment of CVI’s United States sales and marketing organization.

Research and development expense was $5.6 million in the second quarter. The 2006 results also include costs associated with product lines being phased out and stock option expense, which aggregated to $1.2 million. None of such costs affect the prior period R&D, which was $4.4 million. R&D is expected to be between $18 million and $20 million for fiscal 2006.

CooperSurgical Business Details

In November 2005, Cooper’s women’s healthcare medical device business acquired NeoSurg, a manufacturer of reusable and disposable trocar access systems used in laparoscopic surgery, and Inlet Medical, Inc. (Inlet), a manufacturer of trocar closure systems and pelvic floor reconstruction procedure kits. These purchases advance CSI’s expansion within the hospital segment of women’s healthcare.

The Inlet product line is exceeding expectations with revenue of approximately $2.9 million in the second fiscal quarter. CSI expects to launch its redesigned NeoSurg product line in November 2006.

During the second quarter, revenue at CSI grew 12% to $29.7 million compared with $26.6 million in the second fiscal quarter of 2005.

CSI’s organic revenue grew approximately 4% over last year’s second fiscal quarter.

CSI’s gross margin improved to 59% for the quarter compared with 56% in the prior year. Operating margin was negative 7% for the quarter, which included the aggregate of a $7.5 million charge for acquired in-process research and development associated with the NeoSurg acquisition and stock option expense of $500,000 or 27% of sales. The operating margin was 16% in the prior year on a comparable basis.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Unaudited Supplemental Income Statement Data and Reconciliation of Non-GAAP Earnings to GAAP Net Income (In thousands, except per share amounts)

Supplemental income statement data reflecting our individual business units and the impact of specified items, together with a reconciliation of our non-GAAP earnings based on the items discussed above under “Discussion of Non-GAAP Financial Measures” to our GAAP net income follows.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income by Business Unit

(Unaudited)

	Three Months Ended April 30,		% Increase	% Revenue 2006	% Revenue 2005
	2006	2005
Net sales:
CVI	$181,668	$188,889	-4%	100%	100%
CSI	29,729	26,605	12%	100%	100%

Total net sales	211,397	215,494	-2%	100%	100%

Cost of sales:
CVI (1)	67,829	73,145	-7%	37%	39%
CSI (2)	12,205	11,640	5%	41%	44%

Total cost of sales (1), (2)	80,034	84,785	-6%	38%	39%

Gross profit:
CVI	113,839	115,744	-2%	63%	61%
CSI	17,524	14,965	17%	59%	56%

Total gross profit	131,363	130,709	1%	62%	61%

SGA:
CVI (3)	70,564	65,371	8%	39%	35%
CSI (4)	10,856	9,422	15%	37%	35%
Corporate (5)	7,180	4,681	53%	—	—

Total SGA (3) - (5)	88,600	79,474	11%	42%	37%

Research and development:
CVI (6)	5,580	4,455	25%	3%	2%
CSI (7)	8,334	901	825%	28%	3%

Total research and development (6), (7)	13,914	5,356	160%	7%	2%

Restructuring costs:
CVI (8)	863	1,635	-47%	—	1%
CSI (9)	3	106	-97%	—	—

Total restructuring costs (8), (9)	866	1,741	-50%	—	1%

Amortization:
CVI	3,053	3,063	—	2%	2%
CSI	450	328	37%	2%	1%

Total amortization	3,503	3,391	3%	2%	2%

Operating expense:
CVI	80,060	74,524	7%	44%	39%
CSI	19,643	10,757	83%	66%	40%
Corporate	7,180	4,681	53%	—	—

Total operating expense	106,883	89,962	19%	51%	42%

Operating income:
CVI	33,779	41,220	-18%	19%	22%
CSI	(2,119)	4,208	-150%	-7%	16%
Corporate	(7,180)	(4,681)	-53%	—	—

Total operating income	24,480	40,747	-40%	12%	19%

Interest expense	7,787	8,015	-3%	4%	4%
Other (loss) income, net (10)	(1,100)	2,469

Income before income taxes	15,593	35,201
Provision for income taxes (11)	1,892	7,374

Net income	$13,701	$27,827

Add interest charge applicable to convertible debt	523	524

Income for calculating diluted earnings per share	$14,224	$28,351

Diluted earnings per share	$0.30	$0.59

Number of shares used to compute earnings per share	47,577	48,104

Listed below are the items included in net income that Management excludes in computing the non-GAAP financial measures as described under “Discussion of Non-GAAP Financial Measures.”

	Three Months Ended April 30,
	2006	2005
(1) CVI Cost of sales:
Restructuring	$522	$8,445
Stock-based compensation	77	—
Production start-up	1,871	—
Corneal health product line phase out	219	—

	$2,689	$8,445

(2) CSI Cost of sales:
Stock-based compensation	$38	$—

(3) CVI SGA:
Stock-based compensation	$986	$—
Distribution start-up	1,756	—
Intellectual property litigation	647	—
Corneal health product line phase out	855	—

	$4,244	$—

(4) CSI SGA:
Stock-based compensation	$424	$—

(5) Corporate SGA:
Stock-based compensation	$1,729	$—
Securities litigation	261	—

	$1,990	$—

(6) CVI research and development expense:
Stock-based compensation	$79	$—
Corneal health product line phase out	1,092	—

	$1,171	$—

(7) CSI research and development expense:
Acquired in-process R&D	$7,500	$—
Stock-based compensation	7	—

	$7,507	$—

(8) CVI restructuring costs	$863	$1,635

(9) CSI restructuring costs	$3	$106

(10) Other (loss) income:
Foreign exchange losses	$(908)	$(395)
Unrealized gain on derivative instruments	—	2,834

	$(908)	$2,439

(11) Provision for income taxes:
Income tax effects	$(2,400)	$(1,619)

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Earnings to GAAP Net Income

	Three Months Ended April 30,
	2006	2005
GAAP net income	$13,701	$27,827
Non-GAAP adjustments:
CooperVision restructuring costs in cost of sales	522	8,445
CooperVision stock-based employee compensation expense in cost of sales	77	—
CooperVision restructuring costs in operating expenses	863	1,635
CooperVision stock-based employee compensation expense in SGA	986	—
CooperVision stock-based employee compensation expense in R&D	79	—
CooperVision production start-up costs in cost of sales	1,871	—
CooperVision distribution center rationalization costs in SGA	1,756	—
CooperVision intellectual property litigation expenses in SGA	647	—
Corneal health product lines phase out in cost of sales	219	—
Corneal health product lines phase out in SGA	855	—
Corneal health product lines phase out in R&D	1,092	—
CooperSurgical stock-based employee compensation expense in cost of sales	38	—
CooperSurgical stock-based employee compensation expense in SGA	424	—
CooperSurgical stock-based employee compensation expense in R&D	7	—
CooperSurgical restructuring costs in operating expenses	3	106
CooperSurgical in-process R&D	7,500	—
Corporate stock-based employee and director compensation expense in SGA	1,729	—
Corporate securities litigation expenses in SGA	261	—
Foreign exchange losses	908	395
Unrealized gain on derivative instrument	—	(2,834)
Income tax effect	(2,400)	(1,619)

Non-GAAP earnings	$31,138	$33,955

Conference Call

The Cooper Companies will hold a conference call to discuss its second quarter results today at 2pm Pacific Daylight Time. To access the live call, dial 1-866-202-4367. A replay will be available at +1-888-286-8010 approximately one hour after the call ends and will remain available for five days. Callers outside the United States should dial +1-617-801-6888. The replay passcode is 59234743. This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular business, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases.

Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that acquired businesses will not be integrated successfully into CVI and CSI, including the risk that the Company may not continue to realize anticipated benefits from its cost-cutting measures and inherent in accounting assumptions made in the acquisitions; the risks that CVI’s new products will be delayed or not occur at all, or that sales will be limited following introduction due to manufacturing constraints or poor market acceptance; risks related to implementation of information technology systems covering the Company’s businesses and any delays in such implementation or other events which could result in Management having to report a significant deficiency or material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2006 annual report on Form 10-K; and risks with respect to the ultimate validity and enforceability of the Company’s patent applications and patents and the possible infringement of the intellectual property of others; and the impact of the NeoSurg and Inlet acquisitions on CSI’s and the Company’s revenue, earnings and margins.

Events, among others, that could cause our actual results and future actions of the Company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, variations in stock option expenses caused by stock price movement or other assumptions inherent in accounting for stock options, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects on patients, practitioners and product distribution of natural disasters, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, as such Risk Factors may be updated in quarterly filings. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses. Headquartered in Lake Forest, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com.

Proclear® and Biomedics®, are registered trademarks and Biomedics XC™ and Biofinity™ and PC Technology™ are trademarks of The Cooper Companies, Inc. and its subsidiaries or affiliates.

FINANCIAL STATEMENTS FOLLOW

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2006	2005	2006	2005
Net sales	$211,397	$215,494	$417,136	$363,044
Cost of sales	80,034	84,785	156,612	140,217

Gross profit	131,363	130,709	260,524	222,827
Selling, general and administrative expense	88,600	79,474	173,046	139,869
Research and development expense	13,914	5,356	19,846	8,186
Restructuring costs	866	1,741	2,206	2,407
Amortization of intangibles	3,503	3,391	7,232	5,001

Operating income	24,480	40,747	58,194	67,364
Interest expense	7,787	8,015	16,215	11,663
Other income (loss), net	(1,100)	2,469	(6,263)	1,855

Income before income taxes	15,593	35,201	35,716	57,556
Provision for income taxes	1,892	7,374	4,061	12,020

Net income	13,701	27,827	31,655	45,536
Add interest charge applicable to convertible debt, net of tax	523	524	1,045	1,048

Income for calculating earnings per share	$14,224	$28,351	$32,700	$46,584

Diluted earnings per share	$0.30	$0.59	$0.69	$1.06

Number of shares used to compute earnings per share	47,577	48,104	47,606	44,001

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2006	October 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$16,555	$30,826
Trade receivables, net	148,230	152,610
Inventories	214,666	185,693
Deferred tax asset	17,878	23,449
Other current assets	43,172	51,136

Total current assets	440,501	443,714

Property, plant and equipment, net	447,431	379,785
Goodwill	1,209,233	1,169,049
Other intangibles, net	153,662	151,413
Deferred tax asset	22,882	19,716
Other assets	17,116	16,153

	$2,290,825	$2,179,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$58,620	$72,260
Other current liabilities	185,190	185,362

Total current liabilities	243,810	257,622

Long-term debt	698,187	632,652
Other liabilities	10,569	7,213
Deferred tax liabilities	7,933	9,118

Total liabilities	960,499	906,605

Stockholders’ equity	1,330,326	1,273,225

	$2,290,825	$2,179,830

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